Exhibit 99.1

LogicBio Reports Third Quarter 2019 Financial Results and Provides Business Updates

CAMBRIDGE, Mass., November 12, 2019 – LogicBio Therapeutics, Inc. (Nasdaq:LOGC) (LogicBio or the Company), a genome editing company focused on developing medicines to durably treat rare diseases in pediatric patients, today reported financial results and provided a corporate update for the third quarter ended September 30, 2019.

“This has been a focused and highly productive stretch for the entire LogicBio team. Among other accomplishments, we have completed manufacture of GMP grade clinical material for LB-001, our investigational therapy for the treatment of methylmalonic acidemia, and we are taking the final steps needed to submit our first Investigational New Drug application. We look forward to confirming our submission by the end of the year,” said Fred Chereau, CEO of LogicBio. “We also continue to execute other elements of our business plan, including advancing the next generation capsid initiative and building out the team and facilities we need to leverage our modular GeneRideTM platform across multiple indications.”

Business Highlights Include:

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Reported positive data on Next Generation Capsid Development and GeneRide platform programs at European Society of Gene and Cell Therapy 27th Annual Congress. Data were presented from a set of novel, synthetic adeno-associated virus (AAV) capsid candidates that were selected from extensive AAV libraries, isolated, and tested against references AAV2, AAV8, and LK-03. All capsids showed selective tropism and more potent transduction and gene expression than the reference capsids in human hepatocytes of a chimeric FRG mouse model. Separately, the Company presented preclinical data in a neonatal mouse model of hemophilia B. The mice treated with GeneRide demonstrated durable expression of human factor IX. By contrast, mice treated with canonical AAV showed rapid reduction of transgene expression due to episomal dilution and degradation in response to liver growth.

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Initiation of Retrospective Natural History Study in MMA. This study is designed to evaluate disease progression in pediatric patients (born since 2010) with severe MMA managed according to current standard of care and those treated with liver transplantation. The study will be conducted at a small number of leading centers in the United States and Europe and will inform our discussions with regulators.

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Strengthened leadership team by appointing Bryan Yoon, Esq., as chief administrative officer, general counsel and corporate secretary. Bryan was most recently the general counsel and secretary at Nightstar Therapeutics, a gene therapy company focused on inherited retinal diseases, from November 2017 until its acquisition by Biogen in June 2019. At Nightstar, he was responsible for the legal, compliance and intellectual property functions, in addition to leading all human resources activities, through a period of significant growth. Prior to Nightstar, Bryan worked at Intercept Pharmaceuticals, a leading biopharmaceutical company focusing on nonviral liver diseases, from January 2013 until November 2017, where he most recently served as senior vice president—legal affairs and secretary. Previously, Bryan worked at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. and Simpson Thacher & Bartlett LLP, where he advised clients, including a number of life sciences companies, on a variety of corporate and other legal matters. Bryan holds a B.A. in economics and an M.Eng. in operations research and industrial engineering from Cornell University. He received his J.D. from the University of Michigan Law School.

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Signed lease for new lab and office premises to support GeneRide platform development and capabilities expansion. The new facilities at 65 Hayden Avenue in Lexington, Mass., will double the Company’s available space and will include office, state-of-the-art laboratory, and vivarium space. The Company will be adding internal development capabilities and will increase its capacity for in-house manufacturing of preclinical material. Combined with the new vivarium, this will allow for expanded characterization and development of its unique GeneRide platform. The new lease will replace the current headquarters at 99 Erie Street in Cambridge in April 2020.

Anticipated Milestones for 2019 and 2020:

•	LB-001 for MMA

•	4Q 2019: Filing of Investigational New Drug (IND) application

•	Details regarding clinical trial size, endpoints and timelines to be communicated upon IND acceptance.

•	1H 2020: Initiation of Phase 1/2 trial

•	2H 2020: Preliminary data from Phase 1/2 trial

•	GeneRide Platform

•	Q4 2019: Nominate a second therapeutic indication to be pursued using the GeneRide platform

Third Quarter 2019 Financial Results

Three Months Ended September 30, 2019 and 2018

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R&D Expenses: Research and development expenses for the three months ended September 30, 2019 were $8.9 million, compared to $2.4 million for the three months ended September 30, 2018. The increase of approximately $6.4 million was primarily due to an increase of approximately $4.8 million related to external development and manufacturing expenses for our lead product candidate, LB-001, $0.8 million in other research and development expenses as we increased our overall research and development activities related to general platform development and internal efforts for LB-001 and $0.8 million in personnel-related costs related to an increase in headcount. Personnel-related costs for the three months ended September 30, 2019 included stock-based compensation expense of $0.2 million, compared to $0.1 million for the three months ended September 30, 2018.

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G&A Expenses: General and administrative expenses were $2.2 million for the three months ended September 30, 2019, compared to $2.1 million for the three months ended September 30, 2018. The increase of approximately $0.1 million was primarily due to an increase in personnel-related costs, including salaries, stock-based compensation and bonuses of $0.3 million related to an increase in headcount and offset by a decrease in professional fees of $0.2 million related to non-recurring consulting expenses incurred as part of our October 2018 initial public offering. Stock-based compensation expense included in general and administrative expenses was $0.3 million and $0.2 million for the three months ended September 30, 2019 and 2018, respectively.

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Net Loss: Net loss attributable to common stockholders was $10.9 million, or $0.48 per share, for the three months ended September 30, 2019, compared to a net loss attributable to common stockholders of $8.6 million, or $4.03 per share, for the same period last year.

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Cash Position and Financial Guidance: Cash, cash equivalents and investments were $63.2 million as of September 30, 2019. The Company expects that its cash, cash equivalents and investments at September 30, 2019 are sufficient to fund the Company’s planned operations into 2021.

About LogicBio Therapeutics

LogicBio Therapeutics is a genome editing company focused on developing medicines to durably treat rare diseases in pediatric patients with significant unmet medical needs using GeneRide™, its proprietary technology platform. GeneRide enables the site-specific integration of a therapeutic transgene in a nuclease-free and promoterless approach by relying on the native process of homologous recombination to drive potential lifelong expression. Headquartered in Cambridge, Mass., LogicBio is committed to developing medicines that will transform the lives of pediatric patients and their families.

For more information, please visit www.logicbio.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These are not statements of historical facts and are based on management’s beliefs and assumptions and on information currently available. They are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including the risks associated with the initiation, cost, timing, progress and results of the Company’s current and future research and development activities and preclinical studies and potential future clinical trials. These risks are discussed in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), including, without limitation, the Company’s Annual Report on Form 10-K filed on April 1, 2019 with the SEC, and the Company’s subsequent Quarterly Reports on Form 10-Q and other filings with the SEC. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

LogicBio Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
OPERATING EXPENSES:
Research and development	$8,858	$2,432	$22,278	$6,113
General and administrative	2,175	2,119	7,331	4,453

Total operating expenses	11,033	4,551	29,609	10,566

LOSS FROM OPERATIONS	(11,033)	(4,551)	(29,609)	(10,566)

OTHER INCOME (EXPENSE), NET:
Interest income	389	75	1,243	204
Interest expense	(271)	(1)	(271)	(2)
Other expense, net	(3)	(154)	(4)	(158)

Total other income (expense), net	115	(80)	968	44

Loss before income taxes	(10,918)	(4,631)	(28,641)	(10,522)
Income tax provision	—	(38)	(22)	(38)

Net loss	$(10,918)	$(4,669)	$(28,663)	$(10,560)

Net loss attributable to common stockholders—basic and diluted	$(10,918)	$(8,621)	$(28,663)	$(14,512)

Net loss per share attributable to common stockholders —basic and diluted	$(0.48)	$(4.03)	$(1.27)	$(7.39)

Weighted-average common stock outstanding—basic and diluted	22,677,205	2,138,160	22,491,282	1,963,976

LogicBio Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	As of
	September 30, 2019	December 31, 2018
Cash, cash equivalents and investemnts	$63,161	$80,906
Other assets	3,926	2,004

TOTAL ASSETS	$67,087	$82,910

Accounts payable, accrued expenses and other liabilities	$13,889	$2,685
Stockholders’ equity	53,198	80,225

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$67,087	$82,910

Contacts:

Brian Luque

Associate Director, Investor Relations

bluque@logicbio.com

951-206-1200

Stephanie Simon

Ten Bridge Communications

stephanie@tenbridgecommunications.com

617-581-9333